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                                                                      Exhibit 12


                 OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES

          Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                  (In millions)

                                                                          Six Months
                                                                         Ended June 30,
                                                                         --------------
                                                                        2000         1999
                                                                        ----         ----
       Earnings:
       Income from continuing operations before taxes                  $ 69.0       $  7.3
       Add (deduct):
          Equity in income of non-consolidated affiliates                (0.4)           -

          Amortization of capitalized interest                            0.2          0.2

          Fixed charges as described below                               13.5         13.3
                                                                       ------       ------
                Total                                                  $ 82.3       $ 20.8
                                                                       =======      ======
       Fixed Charges:
          Interest expense                                             $  7.9       $  7.9

          Estimated interest factor in rent expense                       5.6          5.4
                                                                       ------       ------
                Total                                                  $ 13.5       $ 13.3
                                                                       ======       ======

       Ratio of earnings to fixed charges                                 6.1          1.6
                                                                       ======       ======
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